UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 24, 2008

Modtech Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-25161	33-0825386
(Commission File Number)	(IRS Employer Identification No.)

2830 Barrett Avenue, Perris, CA	92571
(Address of Principal Executive Offices)	(Zip Code)

(951) 943-4014
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 24, 2008, Modtech Holdings, Inc., (the “Company”) received a letter from The NASDAQ Stock Market notifying it that, for the 30 consecutive trading days preceding the date of the letter, the publicly held shares of the Company’s common stock had not maintained a minimum market value of $5 million as required for continued inclusion on The NASDAQ Global Market by Marketplace Rule 4450(a)(2). The notification has no effect on the listing of the Company’s common stock at this time.

In accordance with Marketplace Rule 4450(e)(1), NASDAQ has given the Company 90 calendar days, or until July 23, 2008, to regain compliance with the minimum market value rule. To regain compliance, the market value of the Company’s publicly held shares of common stock must meet or exceed $5 million for a minimum of 10 consecutive trading days. In order to ensure that the Company can maintain long-term compliance with the market value rule, NASDAQ may, under certain circumstances, require that the Company meet the minimum market value standard for more than 10 consecutive trading days, but generally no more than 20 consecutive trading days. If the Company does not regain compliance by July 23, 2008, the NASDAQ Staff will provide written notification that the Company’s securities will be delisted. At that time, the Company can appeal the Staff’s determination to a Listing Qualifications Panel.

As an alternative to regaining compliance with Marketplace Rule 4450(a)(2), the Company may apply to transfer its common stock to The NASDAQ Capital Market provided its securities satisfy the requirements for continued inclusion for that market. If the Company submits a transfer application and pays the applicable listing fees by July 23, 2008, the initiation of any delisting proceedings will be stayed pending the NASDAQ Staff´s review of the application. If the Staff does not approve the transfer application and the Company has not regained compliance with Marketplace Rule 4450(a)(2), the Staff will provide written notification to the Company that its common stock will be delisted.

A copy of the press release issued by the Company with respect to this matter is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1 Press Release dated April 29, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Modtech Holdings, Inc.

Date: April 29, 2008	by:	/s/ Kenneth S. Cragun
Kenneth S. Cragun
Chief Financial Officer